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                                                                   EXHIBIT 99.1


                                    LODGIAN, INC.          [LODGIAN, INC. LOGO]
                                    3445 PEACHTREE ROAD
                                    ATLANTA, GA 30326
                                    www.lodgian.com


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
AT LODGIAN, INC.
David  E. Hawthorne                         Richard Cartoon                           Michael W. Amaral
President and Chief Executive Officer       Executive Vice President & CFO            Executive Vice President & COO
dhawthorne@lodgian.com                      rcartoon@lodgian.com                      mamaral@lodgian.com
(404) 365-3800                              (404) 365-3823                            (404) 365-4466
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FOR IMMEDIATE RELEASE
WEDNESDAY NOVEMBER 6, 2002


LODGIAN ANNOUNCES APPROVAL OF ITS PLAN OF REORGANIZATION


Lodgian, Inc. announced today that, at its Confirmation Hearing held on November 5, 2002, the U.S. Bankruptcy Court for the Southern District of New York confirmed the Company's First Amended Joint Plan of Reorganization relating to subsidiaries owning 86 hotels.

David Hawthorne, President and CEO said: "We are pleased that our Plan of Reorganization was confirmed within a year. We attribute this success, in large part, to the support from our franchisors, vendors and lenders. We especially appreciate the loyalty and dedication of our employees under difficult circumstances. "

The plan will become effective and the Company will emerge from Chapter 11 on the finalization of its exit financing with Merrill Lynch. While there can be no assurances, the Company anticipates that the effective date will occur within 30 days of the confirmation date.

On the effective date of the Plan, the existing equity shares will be cancelled and the bondholders and general unsecured creditors will receive a combination of preferred and common stock, while the CREST holders and existing common shareholders will receive a combination of warrants and common stock.

Details of the Plan of Reorganization are available on the Company's website at www.lodgian.com and are also being filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K.

Lodgian, Inc. is one of the largest owner/operators of full and mid-priced hotels in the United States, with 105 hotels located in 32 states and one hotel in Windsor, Canada. The Company operates hotels under nationally recognized hospitality franchises such as Holiday Inn, Marriott, Hilton, and Crowne Plaza.

This release includes forward-looking statements related to Lodgian's operations that are based on Management's and third parties' current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. These statements involve risks and uncertainties including, but not limited to, Lodgian's ability to successfully fund the Joint Plan of Reorganization, generate sufficient working capital from operations and other risks detailed from time to time in the Company's SEC reports. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


                        FOR MORE INFORMATION ON LODGIAN

                        VISIT LODGIAN AT WWW.LODGIAN.COM